Exhibit 99.1

October 27, 2020

Franklin Financial Reports 2020 Q3 Earnings

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.5 million ($0.79 per diluted share) for the third quarter ended September 30, 2020, compared to second quarter 2020 earnings of $3.1 million ($0.71 per diluted share) and third quarter 2019 earnings of $4.5 million ($1.03) per diluted share). Net income for the first nine months of 2020 was $8.2 million ($1.89 per diluted share) compared with $11.7 million ($2.66 per diluted share) for the same period in 2019.

 A summary of operating results for the third quarter and year-to-date 2020 are as follows:

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Net interest income was $10.4 million for the third quarter of 2020, compared to $10.8 million for the third quarter of 2019. The net interest margin was 3.02% for third quarter of 2020, compared to 3.65% for the third quarter of 2019. Year-to-date net interest income was $31.0 million in 2020, compared to $31.7 million in 2019 and the net interest margin fell from 3.75% in 2019 to 3.25% in 2020. The year-to-date yield on earning assets fell by 0.79% from 4.36% in 2019 to 3.57% in 2020 as all asset classes had lower yields in 2020 as market rates decreased during the year. The cost of interest-bearing deposits fell from 0.79% in 2019 to 0.39% in 2020 as the Bank reduced deposit rates to offset lower asset yields. The cost of deposits year-to-date fell from 0.64% in 2019 to 0.32% in 2020. For the third quarter of 2020, the net interest margin fell to 3.02% as assets yields continued to decline. The cost of deposits was reduced to 0.21% for the third quarter of 2020.

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Earning assets year-to-date 2020 averaged $1.3 billion compared to $1.2 billion for the same period in 2019. The average balance of the investment portfolio increased $120.5 million, primarily in the municipal bond portfolio. The year-to-date average balance of the loan portfolio increased from $971.8 million in 2019 to $983.2 million in 2020. The average balance of the commercial loan portfolio increased $6.0 million from 2019. The increase is primarily due to the addition of Paycheck Protection Program (PPP) loans which totaled $63.4 million at September 30, 2020 and increased the average balance of the commercial loan portfolio $35.6 million year-to-date. The average balance of deposits increased $117.9 million year-to-date over the prior year.

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The provision for loan loss expense for the third quarter was $375 thousand and $5.4 million year-to-date. This compares to a recovery of ($162) thousand and expense of $237 thousand for the same respective periods in 2019. The increase in the 2020 year-to-date provision expense is the result of an increase in several qualitative factors in the allowance for loan loss calculation due to the economic effects and impact of the COVID-19 pandemic. These qualitative factors stabilized in the third quarter; therefore, the third quarter provision expense was less than in the prior quarters of 2020. With this provision expense, the allowance for loan loss ratio was 1.68% of gross loans as of September 30, 2020; compared to 1.28% at December 31, 2019.

Excluding the PPP loans, the allowance for loan loss ratio was 1.79% at September 30, 2020.
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 Noninterest income increased $125 thousand in the third quarter of 2020 to $3.6 million compared to $3.5 million for the same quarter of 2019. Year-to-date, noninterest income was $10.9 million, up $561 thousand over 2019. Year-to-date, fee income from the sale of mortgages increased $623 thousand over 2019 and an $812 thousand gain on a bank owned life insurance policy was recorded in the first quarter of 2020. These increases were partially offset by decreases in deposit fees, investment and trust fees, and securities gains.

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Noninterest expense for the third quarter of 2020 was $9.6 million compared to $9.0 million for the same quarter of 2019. For the first nine months of 2020, noninterest expense was $28.8 million, $811 thousand more than the $28.0 million in the prior year.  Year-to-date, the largest expense increases occurred in data processing, marketing, and FDIC insurance. In the second quarter of 2020, the Bank made a $100 thousand contribution to various social service and first responder organizations in the local community.

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The Corporation recorded a reversal of $1.1 million to its income tax expense in the second quarter of 2020 due to a benefit from the passage of the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) in March 2020. The CARES Act allows for net operating losses (NOL) incurred in 2018, 2019 and 2020 to be carried back to offset taxable income earned during the five-year period prior to the year in which the NOL was incurred. The Corporation incurred an NOL in 2018 that it is able to carryback to prior periods when the statutory rate for the Corporation was 34% as compared to the current rate of 21%.

Total assets at September 30, 2020 were $1.511 billion compared $1.269 billion at December 31, 2019. Significant balance sheet changes since December 31, 2019 include:

•	Short-term interest-bearing deposits in other banks decreased $14.1 million since year-end while the investment portfolio increased $159.0 million.
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The net loan portfolio increased $83.2 million (9%) during 2020 over the year-end 2019 balance. Growth in the portfolio occurred primarily in commercial loans from PPP activity, and to a lesser extent, in commercial real estate and home equity lines of credit. The Bank held $63.4 million of PPP loans (6.2% of gross loans) at September 30, 2020. The PPP is administered by the Small Business Administration (SBA) and loans issued under the program are fully guaranteed by the SBA. These loans have an interest rate of 1%, plus the Bank earned an origination fee ranging from 3% to 5% of the originated loan balance. The Bank is recognizing the PPP fees over the contractual life of the PPP loans (two years or five years). As PPP loans are granted forgiveness by the SBA, fee recognition will accelerate. The Bank has $1.9 million of PPP fees remaining to be recognized at September 30, 2020. The Bank began to receive approval of PPP forgiveness from the SBA in October.

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At September 30, 2020, the Bank had $82.5 million of modified loans compared to $196.5 million at June 30, 2020.  The current balance is comprised primarily of 24 loans to hotels for $60.8 million, 4 loans in the entertainment sector for $14.1 million and 2 loans for $4.9 million in rental real estate.

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Deposits increased $211.4 million from year-end 2019, with all deposit products showing an increase except time deposits.  The increases seem to stem from government stimulus payments to consumers and businesses, lower spending as economic activity was limited by the pandemic and the sense of security offered by bank deposits in uncertain economic times.

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In the third quarter of 2020, the Corporation issued $20.0 million of subordinated notes. At September 30, 2020, the Corporation was well-capitalized with a total risk-based capital ratio of 17.62% and a Tier 1 leverage ratio of 8.75%

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Shareholders’ equity increased $12.0 million, from the end of 2019, due primarily to an increase in accumulated other comprehensive income from an increase in the value of the investment portfolio. Retained earnings increased $4.3 million from the end of 2019. The book value of the Corporation’s common stock increased from $29.30 to $31.93 per share since year-end. The Corporation suspended activity in its stock repurchase plan on March 19, 2020.

“While we are disappointed with our current common stock valuation, we understand, that as an industry, financial services companies are out of favor with the market for the moment and so we stay focused on our customers and improving the operations of the bank. We are pleased to post a solid quarter of operating results that allowed us to responsibly maintain our dividend and increase the book value of the Company,” said Timothy G. Henry, President and CEO. “To date we have not had any significant uptick in credit issues though we have prepared the company should issues arise by successfully issuing $20 million in sub-debt to further strengthen our already strong capital base. We have been pleased with the results of our residential mortgage program and we have started to see a rebound in other fee-based lines of business including Investment and Trust Services and debit card income. The company continues to focus on controlling expenses and we have been proactive in lowering our interest cost on deposits. While we are still working through the uncertainties brought on by the pandemic and the low interest rate environment we are currently in, we are preparing for when these challenges lift, and the business environment improves.”

Additional information on the Corporation’s COVID-19 response and financial updates are available on our website at www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.5 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2020	6/30/2020	9/30/2019	9/30/20	9/30/2019	% Change

Interest income	$11,237	$11,165	$12,722	$34,068	$37,104	-8.2%
Interest expense	854	833	1,887	3,100	5,379	-42.4%
Net interest income	10,383	10,332	10,835	30,968	31,725	-2.4%
Provision for loan losses	375	1,975	(162)	5,350	237	2157.4%
Noninterest income	3,603	3,412	3,478	10,903	10,342	5.4%
Noninterest expense	9,649	9,644	8,991	28,821	28,010	2.9%
Income before income taxes	3,962	2,125	5,484	7,700	13,820	-44.3%
Income taxes	500	(942)	985	(548)	2,100	-126.1%
Net income	$3,462	$3,067	$4,499	$8,248	$11,720	-29.6%

Diluted earnings per share	$0.79	$0.71	$1.03	$1.89	$2.66	-28.9%
Regular cash dividends declared	$0.30	$0.30	$0.30	$0.90	$0.87	3.4%

Balance Sheet Highlights (as of)	9/30/2020	6/30/2020	9/30/2019
Total assets	$1,511,213	$1,423,111	$1,301,773
Investment and equity securities	346,774	286,557	147,712
Loans, net	1,005,807	995,583	925,033
Deposits	1,336,749	1,273,353	1,159,601
Shareholders' equity	139,574	134,840	126,100

Assets Under Management (fair value)
Investment and Trust Services	775,013	743,381	763,296
Held at third party brokers	106,238	121,781	121,466

	As of and for the Three Months Ended			For the Nine Months Ended
Performance Ratios	9/30/2020	6/30/2020	9/30/2019	9/30/20	9/30/2019
Return on average assets*	0.94%	0.89%	1.40%	0.80%	1.26%
Return on average equity*	10.14%	9.43%	14.60%	8.33%	12.89%
Dividend payout ratio	37.72%	42.45%	28.94%	47.45%	32.52%
Net interest margin*	3.02%	3.26%	3.65%	3.25%	3.75%
Net loans charged-off (recovered)/average loans*	0.02%	0.06%	-0.02%	0.02%	0.06%
Nonperforming loans / gross loans	0.93%	0.41%	0.53%
Nonperforming assets / total assets	0.63%	0.29%	0.59%
Allowance for loan loss / loans	1.68%	1.64%	1.30%
Book value, per share	$31.93	$30.98	$29.03
Tangible book value	$29.87	$28.91	$26.95
Market value, per share	$21.38	$25.90	$35.55
Market value/book value ratio	66.96%	83.60%	122.46%
Market value/tangible book value	71.58%	89.58%	131.90%
Price/earnings multiple*	6.77	9.12	8.63
Current quarter dividend yield	5.61%	4.63%	3.38%
* Annualized